Exhibit 99.1

Civista Bancshares, Inc. Announces Second Quarter 2020 Earnings

Sandusky, Ohio, July 24, 2020 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $6.5 million, or $0.41 per diluted share, for the second quarter of 2020, compared with $8.5 million, or $0.51 per diluted share, for the prior year period. For the six-month period ended June 30, 2020, Civista reported net income available to common shareholders of $14.3 million or $0.88 per diluted share, compared to $18.0 million or $1.08 per diluted share, in the same period of 2019.

“The challenges for 2020 continued through the second quarter. Much of our market area was under a stay at home order during a large part of the second quarter. We continued to work with customers providing loan payment deferrals as well as relief from overdraft and service charge fees. Along with this economic uncertainty comes the need to increase our provision for loan losses. Despite these challenging times, we are extremely pleased with our second quarter earnings.” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

For the three-month period ended June 30, 2020 and 2019

Net interest income increased $333 thousand, or 1.5%, for the second quarter of 2020 compared to the same period of 2019. The decrease in net interest income is a result of a decrease in interest income, partially offset by a decrease in interest expense.

Interest income decreased $342 thousand, or 1.4%, for the second quarter of 2020. Average yields decreased 113 basis points which resulted in a $5.3 million decrease in interest income. The decrease in average yields was partially offset by an increase in average earning assets of $541.2 million, which resulted in a $4.9 million increase in interest income. Accretion income associated with purchased loan portfolios totaled $758 thousand for the second quarter of 2020 and $1.1 million for the second quarter of 2019. During the quarter, the Bank had average Paycheck Protection Program (“PPP”) Loans totaling $189.4 million. These loans had an average yield of 3.46% including the amortization of PPP fees. Removing the impact of PPP loans, Interest income would have decreased $1.6 million and average asset yield would have been 4.29%.

Interest expense decreased $675 thousand, or 21.2%, for the second quarter of 2020 compared to the same period of 2019. Average interest-bearing liabilities increased $303.5 million, resulting in a $141 thousand increase in interest expense. Average rates decreased 35 basis points, resulting in an $816 thousand decrease in interest expense.

Net interest margin decreased 88 basis points to 3.61% for the second quarter of 2020, compared to 4.49% for the same period a year ago. Accretion income associated with purchased loan portfolios contributed approximately 13 basis points and 25 basis points to net interest margin for the second quarter of 2020 and 2019, respectively.

For the six-month period ended June 30, 2020 and 2019

Net interest income increased $730 thousand, or 1.7%, compared to the same period in 2019.

Interest income increased $76 thousand, or 0.2%, for the first six months of 2020. Average earning assets increased $378.0 million, which resulted in a $7.5 million increase in interest income. Average yields decreased 78 basis points which resulted in a $7.4 million decrease in interest income. Year-to-date accretion income associated with purchased loan portfolios totaled $1.5 million for 2020 and $2.1 million for 2019. During the six-month period, the Bank had average PPP Loans totaling $94.7 million. These loans had an average yield of 3.46% including the amortization of PPP fees. Removing the impact of PPP loans Interest income would have decreased $1.6 million and average yields would have been 4.45%.

Interest expense decreased $654 thousand, or 10.8%, for the first six months of 2020 compared to the same period of 2019. Average interest-bearing liabilities increased $206.9 million, resulting in a $546 thousand increase in interest expense. Average rates decreased 22 basis points, resulting in a $1.2 million decrease in interest expense.

Net interest margin decreased 63 basis points to 3.84% for the first six months of 2020, compared to 4.47% for the same period a year ago. Accretion income associated with purchased loan portfolios contributed approximately 14 basis points and 23 basis points to net interest margin for the first six months of 2020 and 2019, respectively.

Average Balance Analysis
(Unaudited—Dollars in thousands)

	Three Months Ended June 30,
	2020			2019
Assets:	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Interest-earning assets:
Loans**	$1,972,969	$21,613	4.41%	$1,583,533	$21,657	5.49%
Taxable securities	185,956	1,359	3.05%	202,995	1,694	3.39%
Non-taxable securities	200,882	1,541	4.19%	171,004	1,408	4.39%
Interest-bearing deposits in other banks	168,199	71	0.17%	29,309	167	2.29%

Total interest-earning assets	$2,528,006	24,584	4.01%	$1,986,841	24,926	5.14%

Noninterest-earning assets:
Cash and due from financial institutions	84,961			38,558
Premises and equipment, net	22,535			21,819
Accrued interest receivable	9,312			7,324
Intangible assets	84,906			85,865
Bank owned life insurance	45,334			44,328
Other assets	43,297			22,193
Less allowance for loan losses	(17,098)			(13,884)

Total Assets	$2,801,253			$2,193,044

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,027,678	$439	0.17%	$858,781	$721	0.34%
Time	289,658	1,363	1.89%	271,183	1,255	1.86%
FHLB	125,034	447	1.44%	138,271	831	2.41%
Other borrowings	124,819	4	0.01%	—	—	0.00%
Subordinated debentures	29,427	250	3.42%	29,427	372	5.07%
Repurchase agreements	22,987	6	0.15%	18,442	5	0.11%

Total interest-bearing liabilities	$1,619,603	2,509	0.62%	$1,316,104	3,184	0.97%

Noninterest-bearing deposits	790,891			540,283
Other liabilities	60,235			21,219
Shareholders’ equity	330,524			315,438

Total Liabilities and Shareholders’ Equity	$2,801,253			$2,193,044

Net interest income and interest rate spread		$22,075	3.39%		$21,742	4.17%

Net interest margin			3.61%			4.49%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $413 thousand and $378 thousand for the periods ended June 30, 2020 and 2019, respectively.

** - Average balance includes nonaccrual loans

Average Balance Analysis
(Unaudited—Dollars in thousands)

	Six Months Ended June 30,
	2020			2019
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate*	balance	Interest	rate*
Interest-earning assets:
Loans**	$1,849,327	$43,286	4.71%	$1,573,924	$42,619	5.46%
Taxable securities	186,780	2,775	3.10%	205,285	3,442	3.41%
Non-taxable securities	199,233	3,053	4.21%	164,349	2,760	4.44%
Interest-bearing deposits in other banks	144,748	472	0.66%	58,541	689	2.37%

Total interest-earning assets	$2,380,088	49,586	4.30%	$2,002,099	49,510	5.08%

Noninterest-earning assets:
Cash and due from financial institutions	126,655			65,567
Premises and equipment, net	22,636			21,872
Accrued interest receivable	8,031			6,931
Intangible assets	84,994			85,990
Bank owned life insurance	45,210			43,987
Other assets	36,229			22,394
Less allowance for loan losses	(16,013)			(13,885)

Total Assets	$2,687,830			$2,234,955

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$961,285	$1,044	0.22%	$857,232	$1,429	0.34%
Time	285,179	2,743	1.93%	270,847	2,438	1.82%
FHLB	141,391	1,028	1.46%	117,882	1,429	2.44%
Other borrowings	62,410	4	0.01%	—	—	0.00%
Federal funds purchased	305	3	1.98%	—	—	0.00%
Subordinated debentures	29,427	563	3.85%	29,427	744	5.10%
Repurchase agreements	22,555	11	0.10%	20,309	10	0.10%

Total interest-bearing liabilities	$1,502,552	5,396	0.72%	$1,295,697	6,050	0.94%

Noninterest-bearing deposits	795,215			610,265
Other liabilities	58,500			20,408
Shareholders’ equity	331,563			308,585

Total Liabilities and Shareholders’ Equity	$2,687,830			$2,234,955

Net interest income and interest rate spread		$44,190	3.58%		$43,460	4.14%

Net interest margin			3.84%			4.47%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $819 thousand and $741 thousand for the periods ended June 30, 2020 and 2019, respectively.

** - Average balance includes nonaccrual loans

Provision for loan losses was $3.5 million for the second quarter of 2020 and $5.6 million for the six months ended June 30, 2020. No provision was recorded during the first six months of 2019. The reserve ratio increased to 1.01% from 0.86% at December 31, 2019 due to an increase in the bank’s qualitative factors related to the economic shutdown that is driven by COVID-19. The reserve ratio without $257.6 million of PPP loans would have been 1.16% at June 30, 2020. Economic impacts include the loss of revenue being experience by our business clients, disruption of supply chains, additional employee costs for businesses due to the pandemic, higher unemployment rates throughout our footprint and a large number of customers requesting payment relief. We expect our Commercial, Commercial Real Estate and Consumer portfolios to be impacted the most.

For the second quarter of 2020, noninterest income totaled $6.9 million, an increase of $1.8 million, or 34.3%, compared to the prior year’s second quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended June 30,
	2020	2019	$ change	% change
Service charges	$930	$1,552	$(622)	-40.1%
Net gain on sale of securities	—	10	(10)	-100.0%
Net loss on equity securities	(5)	(33)	28	84.8%
Net gain on sale of loans	2,261	555	1,706	307.4%
ATM/Interchange fees	1,149	951	198	20.8%
Wealth management fees	904	911	(7)	-0.8%
Bank owned life insurance	240	252	(12)	-4.8%
Tax refund processing fees	475	550	(75)	-13.6%
Swap fees	764	15	749	NM
Other	136	341	(205)	-60.1%

Total noninterest income	$6,854	$5,104	$1,750	34.3%

N/M - not meaningful

Service charge income decreased primarily due a $476.8 thousand decrease in overdraft fees. The Company also waived $93 thousand in service charges related to the COVID-19 pandemic.

Gain on sale of loans increased due to an increase in the volume of loans sold of $63.5 million, from $27.9 million in the second quarter of 2019 to $91.4 million in the second quarter of 2020. The premium on sold loans also increased by 49 basis points in the second quarter this year compared to last year.

ATM/Interchange fees increased as a result of increased transaction fees and the receipt of MasterCard fees.

Swap fees increased as a result of the declining interest rate environment and more customers looking to lock in lower fixed rate loans. During the quarter, we swapped $44.8 million in loans.

Tax refund processing fees decreased due to a decline in volume processed.

For the six months ended June 30, 2020, noninterest income totaled $13.7 million, an increase of $2.3 million, or 20.6%, compared to the same period in the prior year.

Noninterest income
(unaudited - dollars in thousands)	Six months ended June 30,
	2020	2019	$ change	% change
Service charges	$2,398	$3,008	$(610)	-20.3%
Net gain on sale of securities	—	14	(14)	-100.0%
Net loss on equity securities	(146)	(31)	(115)	-371.0%
Net gain on sale of loans	3,088	886	2,202	248.5%
ATM/Interchange fees	2,043	1,857	186	10.0%
Wealth management fees	1,910	1,758	152	8.6%
Bank owned life insurance	490	499	(9)	-1.8%
Tax refund processing fees	2,375	2,750	(375)	-13.6%
Swap fees	1,102	88	1,014	NM
Other	470	559	(89)	-15.9%

Total noninterest income	$13,730	$11,388	$2,342	20.6%

N/M - not meaningful

Service charge income decreased primarily due a $447.5 thousand decrease in overdraft fees. The Company also waived $93 thousand in service charges related to the COVID-19 pandemic.

The increased gain on sale of loans is primarily due to an increase in volume of loans sold of $82.4 million, from $44.4 million year-to-date in 2019 to $126.8 million year-to-date in 2020. The premium on sold loans also increased by 44 basis points during the six months this year compared to last year.

ATM/Interchange fees increased as a result of increased transaction fees and the receipt of MasterCard fees.

Wealth management fees increased due to an increase in average assets under management as well as a 5 basis points increase in the conversion ratio, to 0.71%, in 2020.

Swap fees increased as a result of the declining interest rate environment and more customers looking to lock in lower fixed rate loans. Year to date we have swapped $77.4 million in loans to provide low fixed rate loans for customers and variable rate loans for Civista.

Tax refund processing fees decreased due to a decline in volume processed.

For the second quarter of 2020, noninterest expense totaled $18.1 million, an increase of $1.5 million, or 8.9%, compared to the prior year’s second quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended June 30,
	2020	2019	$ change	% change
Compensation expense	$10,597	$9,548	$1,049	11.0%
Net occupancy and equipment	1,571	1,444	127	8.8%
Contracted data processing	475	447	28	6.3%
Taxes and assessments	631	605	26	4.3%
Professional services	883	700	183	26.1%
Amortization of intangible assets	228	235	(7)	-3.0%
ATM/Interchange expense	331	546	(215)	-39.4%
Marketing	339	367	(28)	-7.6%
Software maintenance expense	407	356	51	14.3%
Other	2,652	2,391	261	10.9%

Total noninterest expense	$18,114	$16,639	$1,475	8.9%

Compensation expense increased due to an increase in employees, annual pay increases and commission expense. Full time equivalent (“FTE”) employees increased by 20, or 4.6%, to 456 FTE. Annual pay increases in 2020 were an average of 3.3%. Employee insurance decreased 4.1% for 2020. Commission expense increased $418.1 thousand, or 88.7%, and overtime expense increased $166.2 thousand, or 119.2%, both as a result of increased loan activity.

The increase in net occupancy is the result of COVID-19 pandemic related increases to janitorial services and supplies of $123 thousand.

The increase in professional services costs is the result of increased consulting services to implement cost savings and customer services.

The decrease in ATM/interchange expense is primarily due to a settlement received in the second quarter of 2020 and savings realized by a vendor change.

The increase in software maintenance expense is due to a general increase in software maintenance contracts.

The increase in other operating expense is primarily due to increases in loan origination expense of $137.4 thousand, Mortgage Servicing Rights (“MSR”) valuation expense of $121.6 thousand, postage expense of $50.4 thousand, communications expense of $38.6 thousand and education and training expense of $25.0 thousand. These increases were partially offset by a decrease in travel and lodging expense of $182.3 thousand.

The efficiency ratio was 61.7% for the quarter ended June 30, 2020 compared to 61.1% for the quarter ended June 30, 2019. The change in the efficiency ratio is due primarily to the increase in noninterest expense.

Civista’s effective income tax rate for the second quarter 2020 was 11.3% compared to 15.1% in 2019.

For the six months ended June 30, 2020, noninterest expense totaled $36.0 million, an increase of $2.9 million, or 8.7%, compared to the same period in the prior year.

Noninterest expense
(unaudited - dollars in thousands)	Six months ended June 30,
	2020	2019	$ change	% change
Compensation expense	$21,468	$19,353	$2,115	10.9%
Net occupancy and equipment	3,053	2,947	106	3.6%
Contracted data processing	925	866	59	6.8%
Taxes and assessments	1,210	1,197	13	1.1%
Professional services	1,620	1,395	225	16.1%
Amortization of intangible assets	459	475	(16)	-3.4%
ATM/Interchange expense	778	924	(146)	-15.8%
Marketing	695	707	(12)	-1.7%
Software maintenance expense	844	705	139	19.7%
Other	4,918	4,519	399	8.8%

Total noninterest expense	$35,970	$33,088	$2,882	8.7%

Compensation expense increased due to an increase in employees, annual pay increases and commission expense. FTE employees increased by 21, or 4.8%, to 454 FTE. Annual pay increases in 2020 were an average of 3.3%. Employee insurance increased 2.6% for 2020. Commission expense increased $508.7 thousand, or 54.8%, and overtime expense increased $189.6 thousand, or 78.5%, both as a result of increased loan activity.

The decrease in ATM/Interchange expense is primarily due to a settlement received in the second quarter of 2020 and savings realized by a vendor change.

The increase in software maintenance expense is due to a general increase in software maintenance contracts.

The increase in other operating expense is primarily due to increases in loan origination expense of $207.5 thousand, MSR valuation expense of $162.7 thousand, postage expense of $100.9 thousand, communications expense of $55.2 thousand, ATM/debit card losses of $51.5 thousand and education and training expense of $50.0 thousand. These increases were partially offset by a decrease in travel and lodging expense of $255.4 thousand.

The efficiency ratio was 61.2% for the six months ended June 30, 2020 compared to 59.5% for the six months ended June 30, 2019. The change in the efficiency ratio is due primarily to the increase in noninterest expense.

Civista’s effective income tax rate for the first six months of 2020 was 12.2% compared to 15.8% in same period in 2019.

Balance Sheet

Total assets increased $502.6 million, or 21.8%, from December 31, 2019 to June 30, 2020, due primarily to a $314.0 million, or 18.4%, increase in the loan portfolio. Loans that are held for sale increased $16.2 million, or 710.6%, and cash increased $148.0 million, primarily related to the proceeds from Small Business Association’s (“SBA”) Paycheck Protection Program (“PPP”) loans held on deposit.

End of period loan balances
(unaudited - dollars in thousands)
	June 30, 2020	December 31, 2019	$ Change	% Change
Commercial and Agriculture	$442,444	$203,110	$239,334	117.8%
Commercial Real Estate:
Owner Occupied	252,914	245,606	7,308	3.0%
Non-owner Occupied	646,792	592,222	54,570	9.2%
Residential Real Estate	453,067	463,032	(9,965)	-2.2%
Real Estate Construction	178,318	155,825	22,493	14.4%
Farm Real Estate	35,441	34,114	1,327	3.9%
Consumer and Other	13,989	15,061	(1,072)	-7.1%

Total Loans	$2,022,965	$1,708,970	$313,995	18.4%

Loan growth during 2020 totaled $314.0 million, including $257.6 million of PPP loans. Otherwise, loan growth was led by increases of $61.9 million in Commercial Real Estate and $22.5 million in Real Estate Construction. The Commercial Real Estate growth continues to be aided by some successful real estate projects we kept on balance sheet by using longer term swaps that might otherwise have been refinanced on the commercial mortgage-backed securities market. Our construction portfolio continues to be vibrant, especially in the Central Ohio market. The decrease in Residential Real Estate was expected as we successfully refinance many on balance sheet mortgages and home equity loans into saleable mortgage products. All regions have contributed to the growth in the first six months, aided by many new clients and prospects from our success in PPP originations.

Paycheck Protection Program

We began accepting applications for the PPP loans on April 3, 2020 and during the first six months of 2020 processed 2,290 loans totaling $257.6 million. SBA fees, which will be earned over the life of the PPP loans, total approximately $9.8 million, which are being recognized in interest income over the life of the loans. We are approved to borrow from the Paycheck Protection Program Lending Facility (“PPPLF”), and have borrowed $183.7 million.

“By participating in the SBA PPP lending program we were able to directly assist our small business customers, impacting more than 36,000 jobs. This program will make a real difference in the businesses and lives of our customers and their employees.” said Dennis G. Shaffer, President and CEO of Civista.

COVID-19 Loan Modifications

During the first six months, Civista modified 813 loans totaling $431.3 million, primarily consisting of the deferral of principal and/or interest payments. All of the loans modified were performing at the time of the modification and comply with the provisions of the CARES Act to not be considered a troubled debt restructuring. Details with respect to actual loan modifications processed through June 30, 2020 are as follows:

Loans modified under COVID-19 programs
(unaudited - dollars in thousands)
Type of Loan	Number of Loans	Balance	Weighted average interest rate
Commercial and Agriculture	229	$47,686	4.56%
Commercial Real Estate:
Owner Occupied	193	91,831	4.82%
Non-owner Occupied	179	234,543	4.47%
Residential Real Estate	170	29,012	4.67%
Real Estate Construction	18	26,296	4.39%
Farm Real Estate	9	1,783	4.94%
Consumer and Other	15	132	8.01%

	813	$431,283	4.57%

“We took a very proactive approach with our customers to offer deferrals with the onset of COVID-19 and the stay at home orders. The deferrals were for 90 days and many are expiring late this month.” said Dennis G. Shaffer, President and CEO of Civista.

Total deposits increased $390.5 million, or 23.3%, from December 31, 2019 to June 30, 2020.

End of period deposit balances
(unaudited - dollars in thousands)
	June 30, 2020	December 31, 2019	$ Change	% Change
Noninterest-bearing demand	$693,848	$512,553	$181,295	35.4%
Interest-bearing demand	408,980	301,674	107,306	35.6%
Savings and money market	673,524	588,697	84,827	14.4%
Time deposits	292,909	275,840	17,069	6.2%

Total Deposits	$2,069,261	$1,678,764	$390,497	23.3%

The increase in noninterest-bearing demand of $181.3 million was due to a $134.1 million increase in business demand deposit accounts and a $21.4 million increase in personal demand deposit accounts. Much of the increase in the business demand deposit accounts is due to the PPP loan proceeds. Interest-bearing demand deposits increased, primarily due to increases in non-public fund accounts. The increase in savings and money market was primarily due to an increases in money markets and brokered money market accounts. The increase in time deposits is due to public fund time deposit accounts.

FHLB advances totaled $125.0 million at June 30, 2020, a decrease of $101.5 million, or 44.8%, from December 31, 2019. The increase in deposits reduced the need for wholesale funding. The Company also borrowed $183.7 million from the PPPLF to help fund PPP loans.

Stock Repurchase Program

Civista approved a share repurchase plan in December 2019, authorizing the repurchase of up to 672,000 shares of outstanding common stock. As of April 4 2020, Civista repurchased all 672,000 shares for $11.4 million, which equates to a weighted average price of $16.90 per share. A new share repurchase program for $13.5 million was approved in April 2020. There have not been any share repurchases under this new program.

Shareholder Equity

Total shareholders’ equity increased $6.5 million, or 2.0%, from December 31, 2019 to June 30, 2020 as a result of a $10.7 million increase in retained earnings and an increase in other comprehensive income of $6.8 million. These increases were partially offset by an $11.5 million decrease related to the repurchase of shares.

Asset Quality

Civista recorded net recoveries of $41 thousand for the six months of 2020 compared to net recoveries of $107 thousand for the same period of 2019. The allowance for loan losses to loans was 1.01% at June 30, 2020 and 0.86% at December 31, 2019. The allowance ratio at June 30, 2020, without the PPP loans was 1.16%.

Allowance for Loan Losses
(unaudited - dollars in thousands)
	Six months ended June 30,
	2020	2019
Beginning of period	$14,767	$13,679
Charge-offs	(140)	(395)
Recoveries	181	502
Provision	5,612	—

End of period	$20,420	$13,786

Non-performing assets at June 30, 2020 were $7.8 million, a 14.6% decrease from December 31, 2019. The non-performing assets to assets ratio decreased to 0.28% from 0.39% at December 31, 2019. The allowance for loan losses to non-performing loans increased to 262.13% from 161.95% At December 31, 2019.

Non-performing Assets
(unaudited - dollars in thousands)	June 30,	December 31,
	2020	2019
Non-accrual loans	$5,441	$6,115
Restructured loans	2,349	3,004

Total non-performing loans	7,790	9,119
Other Real Estate Owned	—	—

Total non-performing assets	$7,790	$9,119

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the second quarter of 2020 at 1:00 p.m. ET on Friday, July 24, 2020. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. second quarter 2020 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.8 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income	$24,584	$24,926	$49,586	$49,510
Interest expense	2,509	3,184	5,396	6,050

Net interest income	22,075	21,742	44,190	43,460
Provision for loan losses	3,486	—	5,612	—

Net interest income after provision	18,589	21,742	38,578	43,460
Noninterest income	6,854	5,104	13,730	11,388
Noninterest expense	18,114	16,639	35,970	33,088

Income before taxes	7,329	10,207	16,338	21,760
Income tax expense	825	1,546	2,001	3,430

Net income	6,504	8,661	14,337	18,330
Preferred stock dividends	—	164	—	328

Net income available to common shareholders	$6,504	$8,497	$14,337	$18,002

Dividends paid per common share	$0.11	$0.11	$0.22	$0.20

Earnings per common share,
basic	$0.41	$0.54	$0.88	$1.15
diluted	$0.41	$0.51	$0.88	$1.08

Average shares outstanding,
basic	16,044,125	15,628,537	16,280,935	15,618,154
diluted	16,044,125	16,922,712	16,280,935	16,912,329

Selected financial ratios:
Return on average assets	0.93%	1.58%	1.07%	1.65%
Return on average equity	7.91%	11.01%	8.70%	11.98%
Dividend payout ratio	27.13%	19.85%	24.98%	17.04%
Net interest margin (tax equivalent)	3.61%	4.49%	3.84%	4.47%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)

Cash and due from financial institutions	$196,520	$48,535
Investment securities	369,181	359,690
Loans held for sale	18,523	2,285
Loans	2,022,965	1,708,970
Less: allowance for loan losses	(20,420)	(14,767)

Net loans	2,002,545	1,694,203
Other securities	20,537	20,280
Premises and equipment, net	23,137	22,871
Goodwill and other intangibles	84,852	85,156
Bank owned life insurance	45,489	44,999
Other assets	51,369	31,538

Total assets	$2,812,153	$2,309,557

Total deposits	$2,069,261	$1,678,764
Federal Home Loan Bank advances	125,000	226,500
Securities sold under agreements to repurchase	23,608	18,674
Other borrowings	183,695	—
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	44,549	26,066
Total shareholders’ equity	336,613	330,126

Total liabilities and shareholders’ equity	$2,812,153	$2,309,557

Shares outstanding at period end	16,052,979	16,687,542

Book value per share	$20.97	$19.78
Equity to asset ratio	11.97%	14.29%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.01%	0.86%
Non-performing assets to total assets	0.28%	0.39%
Allowance for loan losses to non-performing loans	262.13%	161.95%

Non-performing asset analysis
Nonaccrual loans	$5,441	$6,115
Troubled debt restructurings	2,349	3,004
Other real estate owned	—	—

Total	$7,790	$9,119

Supplemental Financial Information

(Unaudited—dollars in thousands except share data)

End of Period Balances	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Assets
Cash and due from banks	$196,520	$256,023	$48,535	$62,219	$49,839
Investment securities	369,181	366,689	359,690	356,439	360,512
Loans held for sale	18,523	7,632	2,285	8,983	2,563
Loans	2,022,965	1,743,125	1,708,970	1,648,640	1,598,770
Allowance for loan losses	(20,420)	(16,948)	(14,767)	(14,144)	(13,786)

Net Loans	2,002,545	1,726,177	1,694,203	1,634,496	1,584,984
Other securities	20,537	20,280	20,280	20,280	20,280
Premises and equipment, net	23,137	22,443	22,871	22,201	21,720
Goodwill and other intangibles	84,852	84,919	85,156	85,461	85,706
Bank owned life insurance	45,489	45,249	44,999	44,745	44,491
Other assets	51,369	46,444	31,538	34,241	32,900

Total Assets	$2,812,153	$2,575,856	$2,309,557	$2,269,065	$2,202,995

Liabilities
Total deposits	$2,069,261	$1,991,939	$1,678,764	$1,632,621	$1,632,720
Federal Home Loan Bank advances	125,000	142,000	226,500	236,100	176,300
Securities sold under agreement to repurchase	23,608	22,699	18,674	15,088	15,554
Other borrowings	183,695	—	—	—	—
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	44,549	61,624	26,066	26,566	24,782

Total liabilities	2,475,540	2,247,689	1,979,431	1,939,802	1,878,783

Shareholders’ Equity
Preferred shares, Series B	—	—	—	9,158	9,364
Common shares	276,841	276,546	276,422	267,559	267,275
Retained earnings	78,712	73,972	67,974	62,023	56,199
Treasury shares	(32,594)	(32,239)	(21,144)	(21,144)	(17,235)
Accumulated other comprehensive income	13,654	9,888	6,874	11,667	8,609

Total shareholders’ equity	336,613	328,167	330,126	329,263	324,212

Total Liabilities and Shareholders’ Equity	$2,812,153	$2,575,856	$2,309,557	$2,269,065	$2,202,995

Quarterly Average Balances
Assets:
Earning assets	$2,528,006	$2,232,168	$2,070,175	$2,021,780	$1,986,841
Securities	386,838	385,187	372,639	379,525	373,999
Loans	1,972,969	1,725,685	1,676,769	1,626,010	1,583,533
Liabilities and Shareholders’ Equity
Total deposits	$2,108,227	$1,975,133	$1,661,452	$1,622,527	$1,670,247
Interest-bearing deposits	1,317,336	1,175,593	1,160,499	1,139,632	1,129,964
Other interest-bearing liabilities	302,267	209,909	252,908	246,235	186,140
Total shareholders’ equity	330,524	332,602	329,634	326,103	315,438

Supplemental Financial Information
(Unaudited—dollars in thousands except share data)

	Three Months Ended
Income statement	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total interest and dividend income	$24,584	$25,002	$24,521	$24,023	$24,926
Total interest expense	2,509	2,887	3,299	3,605	3,184

Net interest income	22,075	22,115	21,222	20,418	21,742
Provision for loan losses	3,486	2,126	885	150	—
Noninterest income	6,854	6,876	5,627	5,429	5,104
Noninterest expense	18,114	17,856	17,128	16,731	16,639

Income before taxes	7,329	9,009	8,836	8,966	10,207
Income tax expense	825	1,176	995	1,258	1,546

Net income	6,504	7,833	7,841	7,708	8,661
Preferred stock dividends	—	—	157	162	164

Net income available to common shareholders	$6,504	$7,833	$7,684	$7,546	$8,497

Common shares dividend paid	$1,764	$1,835	$1,702	$1,722	$1,719

Per share data
Basic earnings per common share	$0.41	$0.47	$0.49	$0.48	$0.54
Diluted earnings per common share	0.41	0.47	0.47	0.46	0.51
Dividends paid per common share	0.11	0.11	0.11	0.11	0.11
Average common shares outstanding—basic	16,044,125	16,517,745	15,796,713	15,577,371	15,628,537
Average common shares outstanding—diluted	16,044,125	16,517,745	16,734,391	16,849,887	16,922,712

Asset quality
Allowance for loan losses, beginning of period	$16,948	$14,767	$14,144	$13,786	$13,822
Charge-offs	(116)	(24)	(345)	(36)	(156)
Recoveries	102	79	83	244	120
Provision	3,486	2,126	885	150	—

Allowance for loan losses, end of period	$20,420	$16,948	$14,767	$14,144	$13,786

Ratios
Allowance to total loans	1.01%	0.97%	0.86%	0.86%	0.86%
Allowance to nonperforming assets	262.14%	197.97%	161.95%	149.91%	164.69%
Allowance to nonperforming loans	262.14%	197.97%	161.95%	149.91%	164.69%

Nonperforming assets
Nonperforming loans	$7,790	$8,561	$9,119	$9,435	$8,371
Other real estate owned	—	—	—	—	—

Total nonperforming assets	$7,790	$8,561	$9,119	$9,435	$8,371

Capital and liquidity
Tier 1 leverage ratio	10.43%	10.66%	12.35%	12.37%	12.44%
Tier 1 risk-based capital ratio	12.99%	14.33%	15.26%	15.50%	15.94%
Total risk-based capital ratio	13.97%	15.25%	16.10%	16.32%	16.78%
Tangible common equity ratio (1)	9.29%	9.82%	11.08%	10.81%	10.89%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited—dollars in thousands except share data)

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Tangible Common Equity
Total Shareholder’s Equity—GAAP	$336,613	$328,167	$330,126	$329,263	$324,212
Less: Preferred Equity	—	—	—	9,158	9,364
Less: Goodwill and intangible assets	83,135	83,363	83,595	83,829	84,064

Tangible common equity (Non-GAAP)	$253,478	$244,804	$246,531	$236,276	$230,784

Total Shares Outstanding	16,052,979	16,064,010	16,687,542	15,473,275	15,633,059

Tangible book value per share	$15.79	$15.24	$14.77	$15.27	$14.76

Tangible Assets
Total Assets—GAAP	$2,812,153	$2,575,856	$2,309,557	$2,269,065	$2,202,995
Less: Goodwill and intangible assets	83,135	83,363	83,595	83,829	84,064

Tangible assets (Non-GAAP)	$2,729,018	$2,492,493	$2,225,962	$2,185,236	$2,118,931

Tangible common equity to tangible assets	9.29%	9.82%	11.08%	10.81%	10.89%